Exhibit 23.2

62 West 45th Street

New York, New York 10036

February 22, 2022

The Board of Directors

SeaChange International, Inc.

177 Huntington Ave.

Ste 1703 #73480

Boston, MA 02115

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 28, 2022, to the Board of Directors of SeaChange International, Inc. (“SEAC”) and to the references to such opinion in the proxy statement/prospectus relating to the proposed transaction involving SEAC and Triller Holding Co LLC, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of SEAC (including any amendments or supplements, the

“Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration

Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Scura Partners LLC